                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration Number 333-36928

Prospectus Supplement
April 3, 2001
(To Prospectus Dated April 3, 2001)

                                  $400,000,000

                                  [ONEOK LOGO]

                                  ONEOK, INC.

                          7.125% Senior Notes due 2011

The Company:                              . Interest Payments: Semi-annually
                                            in cash on April 15 and October
 . We engage in several aspects of           15, beginning on October 15, 2001,
  the energy business. We purchase,         and at maturity.
  gather, process, transport, store
  and distribute natural gas; drill
  for and produce oil and gas; and
  extract, sell and market natural
  gas liquids. We also engage in gas
  marketing and trading. Our
  regulated natural gas utility
  businesses distribute natural gas
  to approximately 1.4 million
  customers in the states of
  Oklahoma and Kansas.

                                          . Redemption: We may redeem the
                                            notes prior to maturity, in whole
                                            or in part, at a redemption price
                                            equal to the greater of the
                                            principal amount of the notes and
                                            the make-whole price described in
                                            this prospectus supplement. We
                                            will also pay accrued interest to
                                            the date of redemption. See
                                            "Description of Notes--Optional
                                            Redemption" on page S-11.

The Offering:

                                          . Ranking: The notes rank equally
 . We intend to use the net proceeds         with all of ONEOK's other
  from the offering to refinance            unsecured and unsubordinated
  short-term indebtedness.                  indebtedness.

 . Delivery: We expect that delivery       Proposed Trading Format:
  of the notes will be made to
  investors on or about April 6,
  2001. The notes will be issued
  only in book-entry form through
  the facilities of the DTC.

                                          . The notes will not be listed on
                                            any securities exchange or
                                            included in any automated
                                            quotation system.


The Notes:
 . Maturity: April 15, 2011.

                                                            Per
                                                            Note      Total
                                                           ------  ------------
Public offering price (1)................................. 99.912% $399,648,000
Underwriting discount.....................................  0.650% $  2,600,000
Our proceeds before expenses.............................. 99.262% $397,048,000

--------
(1) Plus accrued interest from April 6, 2001, if settlement occurs after that date.

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the attached prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         Banc of America Securities LLC
                              Book-Running Manager

Banc One Capital Markets, Inc.                      First Union Securities, Inc.

ABN AMRO Incorporated

                    Salomon Smith Barney

                                                  SunTrust Equitable Securities

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                            Page
                                                                            ----
Summary....................................................................  S-3
Cautionary Statement Concerning Forward-Looking Statements.................  S-6
About ONEOK................................................................  S-7
Use of Proceeds............................................................  S-9
Capitalization............................................................. S-10
Ratio of Earnings to Fixed Charges......................................... S-10
Description of Notes....................................................... S-11
Underwriting............................................................... S-15
Legal Matters.............................................................. S-16
Experts.................................................................... S-16

                                   Prospectus

About This Prospectus......................................................    2
Where You Can Find More Information........................................    2
Forward-Looking Information................................................    3
About ONEOK................................................................    4
Use of Proceeds............................................................    4
Ratio of Earnings to Fixed Charges.........................................    4
Description of Debt Securities.............................................    5
Description of Capital Stock...............................................   13
Plan of Distribution.......................................................   25
Legal Matters..............................................................   26
Experts....................................................................   26

   We have not, and the underwriters have not, authorized any other person to provide you with any information or to make any representations not contained in this prospectus supplement or the attached prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of any securities other than the notes. This prospectus supplement is part of, and you must read it in addition to, the attached prospectus dated April 2, 2001. You should assume that the information appearing in this prospectus supplement and the attached prospectus, as well as the information incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only.

   The distribution of this prospectus supplement and the attached prospectus, and the offering of the notes, may be restricted by law in certain jurisdictions. You should inform yourself about, and observe, any of these restrictions. This prospectus supplement and the attached prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

                                    SUMMARY

   In this prospectus supplement, the words "we," "our," "ours" and "us" refer to ONEOK, Inc. and its subsidiaries and predecessors, unless the context otherwise requires. The following summary contains basic information about this offering. It may not contain all the information that is important to you. The "Description of Notes" section of this prospectus supplement contains more detailed information regarding the terms and conditions of the notes.

                                  The Offering

Issuer..................  ONEOK, Inc.

Securities..............  $400 million principal amount of 7.125% senior notes due 2011.

Maturity................  The notes will mature on April 15, 2011.

Interest Rate...........  The notes will bear interest at the rate of
                          7.125% per annum.

Interest Payment Dates..  We will pay interest on the notes semi-annually, in cash, on April 15 and October 15, beginning October 15, 2001.

Optional Redemption.....  We may redeem the notes prior to maturity, in whole or in part, at a redemption price equal to the greater of the principal amount of the notes and the make-whole price described in this prospectus supplement. We will also pay accrued interest to the date of redemption. See "Description of Notes--Optional Redemption" on page S-11.

Ranking.................  The notes will be our general unsecured obligations. The notes will rank equally with all of our other unsecured and unsubordinated debt, and senior in right of payment to all of our future subordinated debt. The notes are not guaranteed by any of our subsidiaries. The notes will be effectively subordinated to:

                          . any of our secured debt to the extent of the
                            assets securing that debt; and

                          . all debt for money borrowed and other
                            liabilities of our subsidiaries.

                          As of February 28, 2001, after giving effect to this offering and the application of its proceeds, we would have had approximately $1.9 billion of unsecured debt to third parties (including the notes), none of which was debt of our subsidiaries, and we had no secured debt.

Some Covenants..........  The Indenture governing the notes contains covenants that will limit our ability to:

                          . incur some liens securing debt;

                          . engage in some sale-leaseback transactions; and

                          . enter into some consolidations, mergers or
                            transfers of substantially all of our assets.

Use of Proceeds ........  The net proceeds from the sale of the notes will be used to refinance short-term indebtedness.

                             Summary Financial Data

   We derived the summary consolidated statements of operations data for the year ended December 31, 2000, the years ended August 31, 1999 and 1998 and the four months ended December 31, 1999 and the summary historical consolidated balance sheet data as of December 31, 2000 from our consolidated financial statements, which have been audited by KPMG LLP, our independent auditors. The consolidated financial statements as of December 31, 2000, December 31, 1999 and August 31, 1999 and for the year ended December 31, 2000, the years ended August 31, 1999 and 1998 and the four months ended December 31, 1999, and the report thereon, are incorporated herein by reference. The report of KPMG LLP on our consolidated financial statements refers to a change in accounting for energy trading contracts in 2000. We derived the summary consolidated statement of operations data for the four months ended December 31, 1998 from our unaudited consolidated financial statements, which include all adjustments, consisting only of normal recurring adjustments, that management considers necessary for a fair presentation of the information shown.

   You should read the summary consolidated financial data presented below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and related notes and other financial information contained in our Annual Report on Form 10-K for the year ended December 31, 2000, which we incorporate by reference in this prospectus supplement and the accompanying prospectus. See "Where You Can Find More Information" in the accompanying prospectus.

                             Year ended  Year ended August   Four months ended
                            December 31,        31,            December 31,
                            ------------ ------------------  ------------------
                                2000       1999      1998      1999      1998
                            ------------ --------  --------  --------  --------
                                            (dollars in
                                             millions)
Consolidated Statements of
 Operations Data:
Operating revenues........    $6,642.9   $1,838.9  $1,820.8  $  806.5  $  580.7
Cost of gas...............     5,845.8    1,213.4   1,275.1     587.7     384.7
                              --------   --------  --------  --------  --------
    Net revenues..........       797.1      625.5     545.7     218.8     196.0
                              --------   --------  --------  --------  --------
Operating expenses:
  Operations and
   maintenance............       266.5      240.4     222.0      77.2      73.7
  Depreciation, depletion
   and amortization.......       143.4      129.7     101.7      43.2      41.7
  General taxes...........        53.3       39.7      33.2      14.8      12.5
                              --------   --------  --------  --------  --------
      Total operating
       expenses...........       463.2      409.8     356.9     135.2     127.9
                              --------   --------  --------  --------  --------
      Operating income....       333.9      215.7     188.8      83.6      68.1
                              --------   --------  --------  --------  --------
Other income, net.........        18.5       10.5      14.6       2.3       5.0
Interest expense..........       118.6       52.8      35.0      27.9      15.6
Income taxes..............        90.3       67.0      66.6      22.7      22.7
                              --------   --------  --------  --------  --------
Income before cumulative
 effect of a change in
 accounting principle.....       143.5      106.4     101.8      35.3      34.8
Cumulative effect of a
 change in accounting
 principle, net of tax....         2.1        --        --        --        --
                              --------   --------  --------  --------  --------
Net income................       145.6      106.4     101.8      35.3      34.8
Preferred stock dividends.        37.1       37.3      27.0      12.3      12.4
                              --------   --------  --------  --------  --------
      Income available for
       common stock.......    $  108.5   $   69.1  $   74.8  $   23.0  $   22.4
                              ========   ========  ========  ========  ========
Other Financial Data:
Ratio of earnings to fixed
 charges (1)..............        2.88x      4.06x     5.50x     2.98x     4.50x
                              ========   ========  ========  ========  ========
Ratio of earnings to
 combined fixed charges
 and preferred dividend
 requirements (2).........        1.93x      1.93x     2.52x     1.76x     2.02x
                              ========   ========  ========  ========  ========

 (Continued on next page)

                                                         December 31, 2000
                                                     --------------------------
                                                     Historical As Adjusted (3)
                                                     ---------- ---------------
                                                           (in millions)
Consolidated Balance Sheet Data (at period end):
Working capital (deficit)...........................   $ (210)      $  187
Total assets........................................    7,369        7,372
Long-term debt, less current maturities.............    1,336        1,736
Total shareholders' equity..........................    1,225        1,225

--------
(1) For purposes of computing the ratios of earnings to fixed charges, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.
(2) For purposes of computing the ratios of earnings to combined fixed charges and preferred stock dividend requirements, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs. "Preferred dividend requirements" consist of the pre-tax preferred dividend requirements.
(3) Reflects our balance sheet data as of December 31, 2000 on an as adjusted basis to give effect to the issuance of the notes and the application of the net proceeds therefrom as if that issuance had occurred on December 31, 2000.

          CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

   Some of the statements contained and incorporated in this prospectus supplement and the accompanying prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

   Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus supplement or the accompanying prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," "projection" or "goal."

   You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

  . the effects of weather and other natural phenomena on sales and prices;

  . increased competition from other energy suppliers as well as alternative forms of energy;

  . the capital intensive nature of our business;

  . further deregulation, or "unbundling," of the natural gas business;

  . competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or "unbundling," of the natural gas business;

  . the profitability of assets or businesses acquired by us;

  . risks of hedging, marketing and trading activities as a result of changes in energy prices;

  . economic climate and growth in the geographic areas in which we do business;

  . the uncertainty of gas and oil reserve estimates;

  . the timing and extent of changes in commodity prices for natural gas, electricity, crude oil and liquified petroleum gas;

  . the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

  . the results of litigation relating to our previously proposed acquisition of Southwest Gas Corporation or to the termination of our merger agreement with Southwest Gas; and

  . the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

   Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.

                                  ABOUT ONEOK

General

   We are a successor to a company founded in 1906 as Oklahoma Natural Gas Company. In November 1997, we acquired the gas business of Western Resources, Inc.

   We engage in several aspects of the energy business. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce oil and natural gas, extract, sell and market natural gas liquids and are engaged in the gas marketing and trading business. We also engage in wholesale marketing of electricity on a limited basis. In addition, we lease and operate our headquarters office building located in downtown Tulsa, Oklahoma (leasing excess space to others) and own and operate a related parking facility.

Acquisitions in 2000

   Kinder Morgan. On April 5, 2000, we acquired various natural gas gathering and processing assets located in Oklahoma, Kansas and West Texas from Kinder Morgan, Inc. We also acquired Kinder Morgan's marketing and trading operations, as well as some storage and transmission pipelines in the Mid-Continent region. We paid approximately $109.0 million for these assets plus working capital of approximately $53.0 million, for which we subsequently received adjustment. The working capital adjustment was made in the first quarter of 2001, and we received approximately $4.0 million as part of this post-closing purchase price adjustment. We also assumed specified liabilities, including liabilities related to an operating lease for a processing plant and some firm capacity lease obligations to third parties for which we established a reserve for out-of-market terms of those obligations. The assets acquired included more than 12,000 miles of gathering and transportation pipeline, natural gas processing plants with capacity of 1.26 billion cubic feet of gas per day and storage facilities with a combined capacity of approximately 10 billion cubic feet of gas. The current throughput of these gathering and processing assets is approximately 760 million cubic feet of gas per day.

   Dynegy. In March 2000, we acquired natural gas processing plants with an approximate capacity of 375 million cubic feet of gas per day and approximately 7,000 miles of gas gathering and transmission pipeline systems in Oklahoma, Kansas and Texas from Dynegy Inc. We paid approximately $305.0 million for these assets, which included a $3.0 million preliminary adjustment for working capital. The working capital adjustment is expected to be finalized during the first half of fiscal 2001. The current throughput of the assets is approximately 240 million cubic feet of gas per day. Production of natural gas liquids from the assets averages 25,000 barrels per day.

   In 2000, our operating results were significantly impacted by the Kinder Morgan and Dynegy asset acquisitions, as well as the increase in natural gas, oil and natural gas liquid prices.

Business Segments

   We report operations in the following principal reportable segments:

  . marketing and trading;

  . gathering and processing;

  . transportation and storage;

  . distribution; and

  . production.

   Effective as of January 1, 2001, we will add a new segment, "power," which will include the operations of the 300-megawatt gas-fired merchant power plant we are in the process of constructing in Oklahoma. We expect this plant, configured to supply electric power during peak periods, to be completed and operational in June 2001.

   Marketing and trading. We are engaged in the marketing and trading of natural gas to retail and wholesale customers in 28 states throughout the U.S. Due to expanded supply, storage capabilities and the recent acquisition of Kinder Morgan's marketing and trading operations, we market gas from the West Coast to the Chicago city gate. The focus of our marketing operation has evolved from intrastate aggregation to interstate aggregation. We have focused on executing an integrated wholesale energy business strategy that is based on expanding our existing marketing, trading and arbitrage opportunities in the natural gas and power markets. We believe that the combination of owning or controlling strategic assets and a trusted, reliable marketing franchise will allow us to continue to capitalize on existing marketing, trading and arbitrage opportunities.

   Revenues from our marketing and trading segment represented approximately 65.7% of our consolidated revenues for fiscal 2000. Operating income from our marketing and trading segment represented approximately 15.4% of our consolidated operating income for fiscal 2000.

   Management believes that our location in the heart of the natural gas producing area of the U.S., as well as benefits derived from vertically integrating our gas marketing and trading operations with our other businesses, provides us with strategic advantages we believe necessary to successfully compete in the competitive natural gas market.

   Gathering and processing. We are engaged in the gathering and processing of natural gas and the fractionation, storage and marketing of natural gas liquids. We own and operate 24 gas processing plants, five of which are currently idle, lease and operate one gas processing plant, have an ownership interest in four gas processing plants that are operated by other owners and own approximately 19,300 miles of natural gas gathering systems. The total capacity of the plants we own, lease or in which we have an ownership interest in is 2.2 billion cubic feet of gas per day. We have experienced significant growth in this segment, beginning with our acquisition of selected assets from Koch Midstream Enterprises, Inc. in 1999 and the Kinder Morgan and Dynegy asset acquisitions early in 2000.

   Revenues from our gathering and processing segment represented approximately 12.6% of our consolidated revenues for fiscal 2000. Operating income from our gathering and processing segment represented approximately 33.2% of our consolidated operating income for fiscal 2000.

   Our strategy is to continue to build a vertically integrated natural gas liquids infrastructure that has the capability of maximizing profit throughout the value chain extending from inlet natural gas volumes gathered from producing areas in the U.S., primarily in portions of the Mid-Continent region, to marketing natural gas liquids to wholesalers and end users. We, unlike most of our competitors, have the ability, through natural gas liquid storage facilities, to store product.

   Transportation and storage. We provide intrastate natural gas pipeline transportation and storage for Oklahoma, Kansas and Texas. We conduct this business primarily through wholly owned intrastate pipeline companies with a total of 9,689 miles of pipe and wholly owned storage companies with a total capacity of approximately 58 billion cubic feet of gas.

   Revenues from our transportation and storage segment represented approximately 1.7% of our consolidated revenues for fiscal 2000. Operating income from our transportation and storage segment represented approximately 18.6% of our consolidated operating income for fiscal 2000.

   The principal customer of this segment is our distribution business in both Oklahoma and Kansas. We also serve our marketing and trading segment, as well as a number of transporters in the utilization of the transportation and storage facilities. In November 2000, we announced the execution of long-term agreements with Duke Energy North America for firm transportation service to Duke Energy North America's gas-fueled McClain Energy Facility in the amount of 85 million cubic feet of gas per day.

   Distribution. We provide natural gas distribution as a regulated public utility to wholesale and retail customers in Oklahoma and Kansas. Our distribution operations in Oklahoma are conducted through Oklahoma Natural Gas, which delivered natural gas to approximately 809,000 customers at December 31, 2000. Our largest markets in Oklahoma are the Oklahoma City and Tulsa metropolitan areas. Our distribution operations in Kansas are conducted through Kansas Gas Services, which supplies natural gas to approximately 634,000 customers. Our largest markets in Kansas included Wichita, Topeka and Johnson County, which includes Overland Park, Kansas.

   Revenues from our distribution segment represented approximately 19.1% of our consolidated revenues for fiscal 2000. Operating income from our distribution segment represented approximately 29.3% of our consolidated operating income for fiscal 2000.

   Production. We own natural gas and oil producing reserves in the Mid-Continent region. Our strategy is to use these reserves in the Mid-Continent region to add value not only to our existing production operations but also to integrate those production operations with our gathering and processing, marketing and trading and transportation and storage businesses. We continue to focus on growth through acquisitions and development of existing properties.

   Revenues from our production segment represented approximately 0.7% of our consolidated revenues for fiscal 2000. Operating income from our production segment represented approximately 4.6% of our consolidated operating income for fiscal 2000.

   Natural gas and oil prices were strong throughout much of 2000. At the end of 2000, natural gas prices reached unprecedented highs. The increase in prices has prompted a significant amount of drilling in the U.S. As a result, the lack of rig availability has delayed some of our developmental drilling projects, and has similarly affected others in the industry. In response to this industry-wide shortage in rig availability, we are focusing on partnering with drilling companies with the goal of increasing reserves through our developmental drilling strategy. We continue to assess acquisition opportunities in the production segment as well.

   Our goal is to develop an economically viable reserve base through acquisition and development. During 2000, most of our production was sold to our marketing and trading segment, gathering and processing segment and third parties, at market prices.

                                USE OF PROCEEDS

   We estimate that we will receive net proceeds from the sale of the notes offered by us, after deducting the original issue discount and estimated offering expenses of approximately $0.6 million and the underwriting discount of $2.6 million payable by us, of approximately $396.8 million. We intend to use all of the net proceeds from the sale of the notes to refinance short-term indebtedness incurred for general corporate purposes and to support our increased volume of business resulting from the Kinder Morgan and Dynegy asset acquisitions in 2000. The weighted average annual interest rate of this short-term indebtedness was 5.11% as of February 28, 2001.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of February 28, 2001 and our capitalization as adjusted to reflect the issuance of the notes and the application of the proceeds therefrom to refinance short-term indebtedness. The following data is qualified in its entirety by reference to, and should be read together with, the detailed information and financial statements appearing in the documents incorporated in this prospectus supplement and the accompanying prospectus.

                                                   As of February 28, 2001
                                                ------------------------------
                                                    Actual       As Adjusted
                                                --------------  --------------
                                                    (dollars in millions)
Senior Notes................................... $    --     --% $  399.6  13.4%
Other long-term debt (excluding current
 portion)......................................  1,334.8  51.6   1,334.8  44.7
Convertible preferred stock....................    564.4  21.8     564.4  18.9
Common shareholders' equity....................    688.1  26.6     688.1  23.0
                                                -------- -----  -------- -----
    Total capitalization....................... $2,587.3 100.0% $2,986.9 100.0%
                                                ======== =====  ======== =====
Short-term notes payable (including current
 portion of long-term debt).................... $  600.4        $  203.6
                                                ========        ========

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                  For the years ended August
 For the year ended   For the four months ended              31,
 ------------------   -------------------------   ------------------------------
 December 31, 2000        December 31, 1999       1999    1998    1997    1996
 -----------------    -------------------------   -----   -----   -----   -----
        2.88x                   2.98x             4.06x   5.50x   3.51x   3.28x

   We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

                              DESCRIPTION OF NOTES

General

   The notes will be issued under the Indenture dated as of September 24, 1998, as amended and supplemented, that we entered into with The Chase Manhattan Bank, formerly known as Chase Bank of Texas, National Association, as trustee. Whenever particular defined terms of the Indenture are referred to, those defined terms are incorporated herein by reference.

   The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples thereof. The notes will be represented by a permanent global note registered in the name of The Depository Trust Company (DTC) or its nominee. Payment of principal and interest will be made in immediately available funds to the registered holder, which will be DTC or its nominee.

   The notes will mature on April 15, 2011. We will have the right to issue additional debt securities, including additional notes, under the Indenture at any time, without limit. The notes will bear interest at the annual rate stated on the cover page from April 6, 2001, payable on each April 15 and October 15, commencing October 15, 2001 to the persons in whose names the notes are registered at the close of business on April 1 or October 1 (whether or not a Business Day), as the case may be. The notes will be ONEOK's unsecured and unsubordinated obligations. They are not guaranteed by, and are not the obligation of, any of our subsidiaries. The notes will not be listed on any securities exchange or included in any automated quotation system.

Optional Redemption

   The notes will be redeemable, in whole or in part, at our option, at any time at a redemption price equal to the greater of:

  . 100% of the principal amount of the notes, and

  . as determined by the quotation agent, the sum of the present values of the remaining scheduled payments of principal and interest on the notes (not including any portion of those payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis assuming a 360-day year consisting of twelve 30 day months at the adjusted treasury rate plus 30 basis points plus, in each case, accrued and unpaid interest on the notes to the redemption date.

   The quotation agent means the reference treasury dealer appointed by us to serve in that capacity. The term reference treasury dealer means Banc of America Securities LLC and its successors. If, however, Banc of America Securities LLC ceases to be a primary U.S. government securities dealer in New York City, we will substitute another primary treasury dealer.

   A reference treasury dealer quotation means, with respect to any redemption date, the average, as determined by us, of the bid and asked prices for the comparable treasury issue (expressed, in each case, as a percentage of its principal amount) quoted on the third business day preceding the redemption date.

   The adjusted treasury rate means, for any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the comparable treasury issue, assuming a price of the comparable treasury issue (expressed as a percentage of its principal amount) equal to the comparable treasury price for that redemption date. The comparable treasury issue means the United States treasury security selected by the quotation agent as having a maturity comparable to the remaining term of the notes to be redeemed that would be used, at the time of a selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

   The comparable treasury price means, for any redemption date, the reference treasury dealer quotation for that redemption date.

   In the case of a partial redemption, selection of the notes for redemption will be made pro rata, by lot or by such other method as the trustee in its sole discretion deems appropriate and fair. No notes of a principal amount of $1,000 or less will be redeemed in part. Notice of any redemption will be mailed by first class mail at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed at its registered address. If any note is to be redeemed in part only, the notice of redemption that relates to the note will state the portion of the principal amount of the note to be redeemed. A new note in a principal amount equal to the unredeemed portion of the note will be issued in the name of the holder of the note upon surrender for cancellation of the original note. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or the portions of the notes called for redemption.

Mandatory Redemption

   We will not be required to make any mandatory sinking fund payments with regard to the notes or to redeem any of the notes before maturity.

Covenants

   The notes are entitled to the benefits of the restrictive covenants described under the section entitled "Description of Debt Securities-- Restrictive Covenants" in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

   The Indenture limits our ability to enter into some consolidations, mergers or transfers of substantially all of our assets as described under the section entitled "Description of Debt Securities--Consolidation, Merger and Sale of Assets" in the accompanying prospectus.

Events of Default

   The notes are subject to the events of default described under the section entitled "Description of Debt Securities--Events of Default" in the accompanying prospectus.

Modification and Waiver

   The notes are subject to provisions allowing, under specified conditions, the modification or amendment of the Indenture or the waiving of our compliance with some provisions of the Indenture, as described under the section entitled "Description of Debt Securities--Modification and Waiver" in the accompanying prospectus.

Defeasance and Discharge Provisions

   The notes are subject to defeasance and discharge of debt, or to defeasance of some restrictive covenants as described under the section entitled "Description of Debt Securities--Defeasance" in the accompanying prospectus.

Book-Entry Only--The Depository Trust Company

   DTC will act as the initial securities depositary for the notes. The notes will be issued only as fully registered securities registered in the name of Cede & Co., DTC's nominee. One or more fully registered global note certificates will be issued, representing in the aggregate the total principal amount of notes, and will be deposited with DTC.

   DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a

"clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants deposit with DTC. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participant's accounts, thereby eliminating the need for physical movement of securities certificates. DTC's direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly as an indirect participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

   Purchases of notes within the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of notes (the purchaser, or the person to whom that purchaser conveys his or her ownership interest, a "beneficial owner") is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owners purchased notes. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except if use of the book-entry system for the notes is discontinued or we determine that beneficial owners may exchange their ownership interests for certificates or there shall have occurred an event of default under the Indenture.

   DTC has no knowledge of the actual beneficial owners of the notes. DTC's records reflect only the identity of the direct participants to whose accounts the notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

   Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   We will send redemption notices to DTC. If less than all of the notes are being redeemed, DTC will reduce the amount of the interest of each direct participant in the notes in accordance with its procedures.

   Although voting with respect to the notes is limited, in those cases where a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to the notes. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

   Payments on the notes will be made to DTC. DTC's practice is to credit direct participants' accounts on the relevant payment date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payments on that payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the account of customers registered in "street name," and will be the responsibility of the participant and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to DTC is our responsibility, disbursements of those payments to direct participants is the responsibility of DTC and disbursements of those payments to the beneficial owners is the responsibility of direct and indirect participants.

   Except as provided herein, a beneficial owner of an interest in a global note will not be entitled to receive physical delivery of notes. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the notes. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form. Those laws may impair the ability to transfer beneficial interests in a global note.

   DTC may discontinue providing its services as security depositary with respect to the notes at any time by giving us reasonable notice. Under those circumstances, in the event that a successor securities depositary is not obtained, certificates representing the notes will be printed and delivered to the holders of record. Additionally, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the notes. In that event, certificates for the notes will be printed and delivered to the holders of record.

   The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof. We have no responsibility for the performance by DTC or its participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

                                  UNDERWRITING

   Subject to the terms and conditions set forth in an underwriting agreement dated April 3, 2001, among us and the underwriters named below, we have agreed to sell to each of the underwriters and each of the underwriters severally has agreed to purchase from us the principal amount of the notes set forth opposite its name below. The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions and that the underwriters will be obligated to purchase all of the notes if any are purchased.

                                                                    Principal
                                                                    Amount of
      Underwriter                                                     Notes
      -----------                                                  ------------
      Banc of America Securities LLC.............................. $160,000,000
      Banc One Capital Markets, Inc...............................   60,000,000
      First Union Securities, Inc.................................   60,000,000
      ABN AMRO Incorporated.......................................   40,000,000
      Salomon Smith Barney Inc....................................   40,000,000
      SunTrust Equitable Securities Corporation...................   40,000,000
                                                                   ------------
          Total................................................... $400,000,000
                                                                   ============

   The underwriters have advised us that they propose initially to offer the notes to the public at the offering price set forth on the cover page of this prospectus supplement. After the initial public offering, the public offering price may be changed. We will compensate the underwriters by selling the notes to them at a price that is less than the price set forth on the cover page of this prospectus supplement by the amount of the "underwriting discount" equal to 0.65% of the principal amount. The underwriters may sell notes to some dealers at a price less a concession not in excess of 0.40% of the principal amount. The underwriters may allow, and those dealers may reallow, a concession not in excess of 0.25% of the principal amount.

   The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes after the offering, although they are under no obligation to do so. The underwriters may discontinue any market-making activities at any time without any notice. We can give no assurance as to the liquidity of the trading market for the notes or that a public trading market for the notes will develop. If no active public trading market develops, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on factors such as prevailing interest rates, the market for similar securities and the performance of our company, as well as other factors not listed here.

   The underwriters, as well as dealers and agents, may purchase and sell notes in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of bids and purchases made to prevent or slow a decline in the market price of the notes. Syndicate short positions arise when the underwriters sell more notes than we are required to sell to them in the offering. The underwriters may also impose penalty bids whereby the underwriting syndicate may reclaim selling concessions allowed either syndicate members or broker-dealers who sell notes in the offering for their own account if the syndicate repurchases the notes in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the notes, which may be higher as a result of these activities than it might otherwise be in the open market. These activities, if commenced, may be discontinued at any time without notice.

   We and the underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described in the preceding two paragraphs may have on the price of the notes. In addition, we and the underwriters make no representation that the underwriters will engage in those types of transactions or that those transactions, once commenced, will not be discontinued without notice.

   We have agreed to indemnify the underwriters against, or to contribute to payments that the underwriters may be required to make with respect to, certain liabilities, including liabilities under the Securities Act of 1933.

   Some of the underwriters and certain of their affiliates have provided, and may continue to provide, investment banking, financial advisory, commercial banking or other services to us and our affiliates.

                                 LEGAL MATTERS

   Various legal matters, including the validity of the notes, will be passed on for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Various legal matters relating to the offering will be passed on for the underwriters by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2000, December 31, 1999 and August 31, 1999, and for the year ended December 31, 2000, the years ended August 31, 1999 and 1998 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements refers to a change in accounting for energy trading contracts in 2000.

                                  $460,000,000

                                  ONEOK, Inc.

                                Debt Securities

                                  Common Stock

                               ----------------

   We may offer from time to time in one or more issuances, (1) one or more series of unsecured Debt Securities, which may be senior notes or debentures or other unsecured evidences of indebtedness, or (2) shares of our Common Stock. The Debt Securities and the Common Stock are collectively referred to in this prospectus as the "Securities." The aggregate initial offering price of the Securities that are offered will not exceed $460,000,000. We will offer the Securities in an amount and on terms to be determined by market conditions at the time of the offering.

   We will provide you with the specific terms of the particular Securities being offered in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to sell Securities unless accompanied by a prospectus supplement.

                               ----------------

   Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                 The date of this Prospectus is April 3, 2001.

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
About This Prospectus......................................................   2
Where You Can Find More Information........................................   2
Forward-Looking Information................................................   3
About ONEOK................................................................   4
Use of Proceeds............................................................   4
Ratio of Earnings to Fixed Charges.........................................   4
Description of Debt Securities.............................................   5
Description of Capital Stock...............................................  13
Plan of Distribution.......................................................  25
Legal Matters..............................................................  26
Experts....................................................................  26

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement that ONEOK, Inc. ("we" or "ONEOK") filed with the Securities and Exchange Commission using a "shelf" registration process. Using this process, we may offer the Securities described in this prospectus in one or more offerings with a total initial offering price of up to $460,000,000. This prospectus provides you with a general description of the Securities we may offer. Each time we offer Securities, we will provide you a prospectus supplement and any pricing supplement that will contain information about the specific terms of that particular offering. The prospectus supplement or pricing supplement may also add, update or change information contained in this prospectus. To obtain additional information that may be important to you, you should read the exhibits filed by us with this registration statement or our other filings with the Securities and Exchange Commission. You also should read this prospectus and any prospectus supplement or pricing supplement together with the additional information described under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy any materials we file with the Securities and Exchange Commission at its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at its regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, Chicago, Illinois 60661. You can obtain information about the operations of the Securities and Exchange Commission Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains a Web site that contains information we file electronically with the Securities and Exchange Commission, which you can access over the Internet at http://www.sec.gov. Our Common Stock is listed on the New York Stock Exchange (NYSE: OKE), and you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the Securities and Exchange Commission relating to the Securities. As permitted by Securities and Exchange Commission rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits we file with the Securities and Exchange Commission. You may refer to the registration statement and the exhibits for more information about us and the Securities. The registration statement and the exhibits are available at the Securities and Exchange Commission's Public Reference Room or through its Web site.

   The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents.

The information we incorporate by reference is an important part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede some of this information. We incorporate by reference the documents listed below, and any future filings we make with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the Securities. The documents we incorporate by reference are:

  . our annual report on Form 10-K for the year ended December 31, 2000;

  . our current reports on Form 8-K dated January 19, 2001, January 29, 2001 and February 22, 2001;

  . the description of our Common Stock contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 21, 1997, including any amendment or report filed for the purpose of updating that description; and

  . the description of our preferred share rights contained in our Form 8-A registration statement filed with the Securities and Exchange Commission on November 28, 1997, including any amendment or report filed for the purpose of updating that description.

   You may request a copy of these filings (other than an exhibit to the filings unless we have specifically incorporated that exhibit by reference into the filing), at no cost, by writing or telephoning us at the following address:

                                  ONEOK, Inc.
                             100 West Fifth Street
                             Tulsa, Oklahoma 74103
                       Attention: Chief Financial Officer
                           Telephone: (918) 588-7000

   You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We may only use this prospectus to sell Securities if it is accompanied by a prospectus supplement. We are only offering these Securities in states where the offer is permitted. You should not assume that the information in this prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of those documents.

                          FORWARD-LOOKING INFORMATION

   Some of the statements contained and incorporated in this prospectus are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to anticipated financial performance, management's plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in various circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

   Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this prospectus identified by words such as "anticipate," "estimate," "expect," "intend," "believe," "projection" or "goal."

   You should not place undue reliance on the forward-looking statements. They are based on known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

  . the effects of weather and other natural phenomena on sales and prices;

  . increased competition from other energy suppliers as well as alternative forms of energy;

  . the capital intensive nature of our business;

  . further deregulation, or "unbundling," of the natural gas business;

  . competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation, or "unbundling," of the natural gas business;

  . the profitability of assets or businesses acquired by us;

  . risks of hedging, marketing and trading activities as a result of changes in energy prices;

  . economic climate and growth in the geographic areas in which we do business;

  . the uncertainty of gas and oil reserve estimates;

  . the timing and extent of changes in commodity prices for natural gas, electricity, crude oil and liquified petroleum gas;

  . the effects of changes in governmental policies and regulatory actions, including income taxes, environmental compliance and authorized rates;

  . the results of litigation relating to our previously proposed acquisition of Southwest Gas Corporation or to the termination of our merger agreement with Southwest Gas; and

  . the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

   Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected.

                                  ABOUT ONEOK

   ONEOK and its subsidiaries engage in several aspects of the energy business. We purchase, gather, process, transport, store and distribute natural gas. We drill for and produce gas and oil, and extract, sell and market natural gas liquids. We also engage in the natural gas marketing and trading business. Our regulated natural gas utility businesses distribute natural gas to approximately 1.4 million customers in the states of Oklahoma and Kansas.

                                USE OF PROCEEDS

   Unless we inform you otherwise in the prospectus supplement, we will use the net proceeds from the sale of the Securities offered by this prospectus for general corporate purposes. These purposes may include repayment and refinancing of debt, acquisitions, working capital, capital expenditures and repurchases and redemptions of securities. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                               For the years ended August
 For the year ended  For the four months ended             31,
 ------------------  ------------------------- ---------------------------
 December 31, 2000       December 31, 1999      1999   1998   1997   1996
 -----------------   ------------------------- ------ ------ ------ ------
       2.88 x                 2.98 x           4.06 x 5.50 x 3.51 x 3.28 x

   We have computed the ratios of earnings to fixed charges by dividing earnings by fixed charges. For this purpose, "earnings" consists of income before cumulative effect of a change in accounting principle plus fixed charges and income taxes, less undistributed income from equity investees. "Fixed charges" consists of interest charges, the representative interest portion of operating leases and the amortization of debt discounts and issue costs.

                         DESCRIPTION OF DEBT SECURITIES

   The following description states the general terms and provisions of our unsecured Debt Securities. In this prospectus, "Debt Securities" means the debentures, notes, bonds and other evidences of indebtedness that we will issue under an Indenture that we entered into with The Chase Manhattan Bank, formerly known as Chase Bank of Texas, National Association, as trustee, on September 24, 1998. Each prospectus supplement that we provide when we offer Debt Securities will describe the specific terms of the Debt Securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those Debt Securities.

   We have summarized the material terms and provisions of the Indenture in this section. The summary is not complete. We have filed the form of the Indenture as an exhibit to this registration statement. You should read the form of Indenture for additional information before you buy any Debt Securities. The Indenture is qualified under the Trust Indenture Act of 1939. You should refer to the Trust Indenture Act for provisions that apply to the Debt Securities. This summary also is subject to and qualified by reference to the description of the particular terms of the Debt Securities described in the applicable prospectus supplement or supplements and pricing supplement or supplements. Capitalized terms used but not defined in this summary have the meanings specified in the Indenture.

   The Debt Securities will be our unsecured obligations and will rank equally with any of our other senior, unsecured debt. Debt Securities issued under the Indenture will be issued as part of a series that has been established pursuant to a supplemental indenture or other corporate action designating the specific terms of the series of Debt Securities. A prospectus supplement will describe these terms and will include, among other things, the following:

  . the title of the Debt Securities of the particular series;

  . the total principal amount of those Debt Securities and the percentage of their principal amount at which we will issue those Debt Securities;

  . the date or dates on which the principal of those Debt Securities will be payable;

  . the interest rate, the method for determining the interest rate (if the interest rate is variable), the date from which interest will accrue, interest payment dates and record dates for interest payments;

  . the place or places where payments on those Debt Securities will be made, where holders may surrender their Debt Securities for transfer or exchange and where to serve notices or demands;

  . any provisions for optional redemption or early repayment;

  . any provisions that would obligate us to redeem, purchase or repay those Debt Securities;

  . whether payments on the Debt Securities of the particular series will be payable by reference to any index, formula or other method;

  . any deletions from, changes of or additions to the events of default or covenants described in this prospectus;

  . the portion of the principal amount of those Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  . any additional means of defeasance of all or any portion of those Debt
    Securities, any additional conditions or limitations to defeasance of those Debt Securities or any changes to those conditions or limitations;

  . any provisions granting special rights to holders of the Debt Securities of the particular series upon the occurrence of events identified in the prospectus supplement;

  . if other than the trustee, the designation of any paying agent or security registrar for those Debt Securities; and the designation of any transfer or other agents or depositories for those Debt Securities;

  . whether we will issue the Debt Securities of the particular series in individual certificates to each holder or in the form of temporary or permanent global securities that a depository will hold on behalf of holders;

  . the denominations in which we will issue the Debt Securities of the particular series or in which they may be owned, if other than $1,000 or any integral multiple of $1,000;

  . whether and in what circumstances any additional amounts may be payable on those Debt Securities to foreign holders; and

  . any other terms or conditions that are consistent with the Indenture.

   We may sell the Debt Securities at a discount (which may be substantial) below their stated principal amount. These discounted Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. We will describe in the prospectus supplement any material United States federal income tax consequences and other special considerations.

Restrictive Covenants

   We have agreed to two principal restrictions on our activities for the benefit of holders of the Debt Securities. The restrictive covenants summarized below will apply to a series of Debt Securities (unless waived or amended) as long as any of those Debt Securities are outstanding, unless the prospectus supplement for the series states otherwise. We have used in this summary description capitalized terms that we have defined below under "--Glossary." In this description of the covenants only, all references to "us" or "we" mean ONEOK and our principal subsidiaries, unless the context clearly indicates otherwise. Our principal subsidiaries are those that own or lease a Principal Property.

   Other than the restrictions on Liens and Sale/Leaseback transactions described below, the Indenture and the Debt Securities do not contain any covenants or other provisions designed to protect holders of any Debt Securities in the event we participate in a highly leveraged transaction. The Indenture and the Debt Securities also do not contain provisions that give holders of the Debt Securities the right to require us to repurchase their securities in the event of change-in-control, recapitalization or similar restructuring or otherwise or upon a decline in our credit rating.

   For these purposes, "debt" includes all notes, bonds, debentures or similar evidences of obligations for borrowed money.

 Limitation on Liens

   We have agreed that we will issue, assume or guarantee debt for borrowed money secured by any Lien upon a Principal Property or shares of stock or debt of any principal subsidiary only if we secure the Debt Securities equally and ratably with or prior to the debt secured by that Lien. If we secure the Debt Securities in this manner, we have the option to secure any of our other debt or obligations equally and ratably with or prior to the debt secured by the Lien and, accordingly, equally and ratably with the Debt Securities. This covenant has exceptions that permit:

  . Liens that existed on September 29, 1998, the date we first issued a series of Debt Securities;

  . Liens on any Principal Property or shares of stock or debt of any entity that constitutes a principal subsidiary existing at the time we merge or consolidate with that entity or acquire its property or at the time the entity becomes a principal subsidiary;

  . Liens on any Principal Property existing at the time we acquire that Principal Property so long as the Lien does not extend to any of our other Principal Property;

  . Liens on any Principal Property, and any Lien on the shares of stock of any principal subsidiary formed for the purpose of acquiring that Principal Property, either:

    . securing all or part of the cost of acquiring, constructing, improving, developing or expanding the Principal Property that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation; or

    . securing debt to finance the purchase price of the Principal Property or the cost of constructing, improving, developing or expanding the assets that was incurred before, at or within 12 months after the latest of the acquisition or completion of the assets or their commencing commercial operation;

  . Liens on any Principal Property or shares of stock or debt of any principal subsidiary to secure debt owed to us;

  . Liens securing industrial development, pollution control or other revenue bonds of a government entity;

  . Liens arising in connection with a project financed with, and securing, Non-Recourse Indebtedness;

  . statutory or other Liens arising in the ordinary course of business and relating to amounts that are not delinquent or remain payable without penalty or that we are contesting in good faith;

  . Liens (other than Liens imposed by the Employee Retirement Income
    Security Act of 1974) on our property incurred or required in connection with workmen's compensation, unemployment insurance and other social security legislation;

  . Liens securing taxes that remain payable without penalty or that we are contesting in good faith if we believe we have adequate reserves for the taxes in question;

  . rights that any governmental entity may have to purchase or order the sale of any of our property upon payment of reasonable compensation;

  . rights that any governmental entity may have to terminate any of our franchises, licenses or other rights or to regulate our property and business;

  . Liens that we do not assume or on which we do not customarily pay interest and that exist on real estate or other rights we acquire for sub-station, measuring station, regulating station, gas purification station, compressor station, transmission line, distribution line or right-of-way purposes;

  . easements or reservations in our property for roads, pipelines, gas transmission and distribution lines, electric light and power transmission and distribution lines, water mains and other similar purposes and zoning ordinances, regulations and restrictions that do not impair the use of the property in the operation of our business; and

  . any extensions, renewals, substitutions or replacements of the above-described Liens or any debt secured by these Liens if both:

    . the amount of debt secured by the new Lien and not otherwise permitted does not exceed the principal amount of debt so secured at the time of the renewal or refunding; and

    . the new Lien is limited to the property (plus any improvements) secured by the original Lien.

   In addition, without securing the Debt Securities as described above, we may issue, assume or guarantee debt that the Lien covenant would otherwise restrict in a total principal amount that, when added to all of our other outstanding debt that the Lien covenant would otherwise restrict and the total amount of Attributable Debt outstanding for Sale/Leaseback Transactions, does not exceed a "basket" equal to 15% of Consolidated Net Tangible Assets. When calculating this total principal amount, we exclude from the calculation Attributable Debt from Sale/Leaseback Transactions in connection with which we have purchased property or retired debt as described below under "--Limitation on Sale/Leaseback Transactions."

 Limitation on Sale/Leaseback Transactions

   We have agreed that we will enter into a Sale/Leaseback Transaction only if at least one of the following applies:

  . we could incur debt secured by a Lien on the Principal Property that is the subject of that Sale/Leaseback Transaction;

  . the Attributable Debt subject to that Sale/Leaseback Transaction would be in an amount permitted under the "basket" described above under "-- Limitation on Liens";

  . the proceeds of that Sale/Leaseback Transaction are used for our business and operations; or

  . within the period ending 12 months after the closing of the Sale/Leaseback Transaction, we apply the net proceeds of the Sale/Leaseback Transaction to the voluntary retirement of any Debt Securities issued under the Indenture or Funded Indebtedness (other than Funded Indebtedness that we hold or that is subordinate in right of payment to any Debt Securities issued under the Indenture).

 Glossary

   "Attributable Debt" means, as to any particular lease under which any Person is at the time liable, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that Person under the lease during the remaining term thereof (excluding amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents), discounted from the respective due dates thereof at the weighted average of the rates of interest (or yield to maturity, in the case of Debt Securities originally sold at a discount) borne by the Debt Securities then outstanding under the Indenture, compounded annually.

   "Consolidated Net Tangible Assets" means (1) the total amount of assets (less applicable reserves and other properly deductible items) which under generally accepted accounting principles, or GAAP, would be included on a consolidated balance sheet of ours and our subsidiaries after deducting therefrom (A) all current liabilities, provided, however, that there will not be deducted billings recorded as revenues deferred pending the outcome of rate proceedings (less applicable income taxes thereon), if and to the extent the obligation to refund the same has not been finally determined, (B) appropriate allowance for minority interests in common stocks of subsidiaries and (C) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, which in each case under GAAP would be included on the consolidated balance sheet, less (2) the amount which would be so included on the consolidated balance sheet for investments (less applicable reserves) made in subsidiaries.

   "Funded Indebtedness" as applied to any Person, means all debt of that Person maturing after, or renewable or extendible at that Person's option beyond, 12 months from the date of determination.

   "Lien" means any lien, mortgage, pledge, encumbrance, charge or security interest securing debt; provided, however, that the following types of transactions will not be considered for purposes of this definition to result in a Lien: (1) any acquisition by us of any property or assets subject to any reservation or exception under the terms of which any vendor, lessor or assignor creates, reserves or excepts or has created, reserved or excepted an interest in oil, gas or any other mineral in place or the proceeds thereof, (2) any conveyance or assignment whereby we convey or assign to any Person or Persons an interest in oil, gas or any other mineral in place or the proceeds thereof, (3) any Lien upon any property or assets either owned or leased by us or in which we own an interest that secures for the benefit of the Person or Persons paying the expenses of developing or conducting operations for the recovery, storage, transportation or sale of the mineral resources of the property or assets (or property or assets with which it is unitized) the payment to that Person or Persons of our proportionate part of the development or operating expenses or (4) any hedging arrangements entered into in the ordinary course of business, including any obligation to deliver any mineral, commodity or asset in connection with the arrangement.

   "Non-Recourse Indebtedness" means, at any time, debt incurred after the date of the Indenture by us in connection with the acquisition of property or assets by us or the financing of the construction of or improvements on property, whenever acquired, provided that, under the terms of that debt and pursuant to applicable law, the recourse at that time and thereafter of the lenders with respect to the debt is limited to the property or assets so acquired, or the construction or improvements, including debt as to which a performance or completion guarantee or similar undertaking was initially applicable to the debt or the related property or assets if the guarantee or similar undertaking has been satisfied and is no longer in effect.

   "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

   "Principal Property" means any property located in the United States, except any property that in the opinion of our board of directors is not of material importance to the total business conducted by us and our consolidated subsidiaries.

   "Sale/Leaseback Transaction" means any arrangement with any Person pursuant to which we lease any Principal Property that has been or is to be sold or transferred by us to that Person, other than (1) a lease for a term, including renewals at the option of the lessee, of not more than three years or classified as an operating lease under generally accepted accounting principles, (2) leases between us and one of our principal subsidiaries or between principal subsidiaries, (3) leases of a Principal Property executed by the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of commercial operation, of the Principal Property and (4) the ground lease for ONEOK Plaza, 100 West Fifth Street, Tulsa, Oklahoma 74103.

Consolidation, Merger and Sale of Assets

   The Indenture generally permits a consolidation or merger between us and another entity. It also permits the sale by us of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity or transfer or dispose of all or substantially all of our assets to any entity only if:

  . immediately after giving effect to the transaction, no default or event of default would have occurred and be continuing or would result from the transaction;

  . we are the continuing corporation or, if we are not the continuing corporation, the resulting entity is organized and existing under the laws of any United States jurisdiction and assumes the due and punctual payments on the Debt Securities and the performance of our covenants and obligations under the Indenture and those Debt Securities; and

  . we provide the trustee with a certificate and a legal opinion, each stating that the Indenture permits the transaction.

   If we engage in any of these transactions that result in any Principal Property or shares of stock or debt of any principal subsidiary becoming subject to any Lien and unless we are otherwise able to create that Lien, the Indenture provides that the Debt Securities (so long as those Debt Securities are entitled to the protection of the "Limitation on Liens" covenant) will be secured to at least the same extent as the debt that would become secured by the Lien as a result of the transaction.

Events of Default

   Unless we inform you otherwise in the prospectus supplement, the following are events of default for a series of Debt Securities:

  . our failure to pay interest on that series of Debt Securities for 30 days after it becomes due and payable;

  . our failure to pay principal of or any premium on that series of Debt
    Securities when due;

  . our failure to comply with any of our covenants or agreements for that series of Debt Securities or in the Indenture (other than an agreement or covenant that we have included in the Indenture solely for the benefit of less than all series of Debt Securities) for 60 days after the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities affected by that failure provide written notice to us;

  . the default under any agreement under which we or any subsidiary that owns or leases Principal Property have at the time outstanding debt in excess of $15,000,000 and, if that debt has not already matured, it has been accelerated and the acceleration is not rescinded within 30 days after we receive notice from the trustee or the holders of at least 25% in principal amount of all outstanding Debt Securities of a series so long as, prior to the entry of judgment in favor of the trustee for payment of the Debt Securities of that series, we do not cure the default, or the default under the agreement has not been waived;

  . various events involving our bankruptcy, insolvency or reorganization; or

  . any other event of default provided for that series of Debt Securities.

   A default under one series of Debt Securities will not necessarily be a default under another series. The trustee may withhold notice to the holders of a series of Debt Securities of any default or event of default (except in any payment on that series of Debt Securities) if the trustee considers it in the interest of the holders of that series of Debt Securities to do so.

   If an event of default for any series of Debt Securities occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default (or, in some cases, 25% in principal amount of all Debt Securities affected, voting as one class) may require us to pay on an accelerated basis the principal of and all accrued and unpaid interest on those Debt Securities. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the default (or of all Debt Securities affected, voting as one class) may in some cases rescind this accelerated payment requirement.

   If an event of default occurs and is continuing, the trustee must use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities only after those holders have offered the trustee indemnity reasonably satisfactory to it.

   The holders of a majority in principal amount of Debt Securities of any series have the right to waive past defaults under the Indenture that relate to that series except for a default in the payment on the Debt Securities or a provision that can only, under the Indenture, be modified or amended if all holders that are affected consent.

   In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities affected, voting as one class) may direct the time, method and place of:

  . conducting any proceeding for any remedy available to the trustee; and

  . exercising any trust or power conferred on the trustee.

   The Indenture requires us to file each year with the trustee a written statement as to our compliance with the covenants contained in the Indenture.

Modification and Waiver

   We may amend or supplement the Indenture if the holders of a majority in principal amount of the outstanding Debt Securities of all series that the amendment or supplement affects (acting as one class) consent to it. Without the consent of the holder of each Debt Security affected, however, no modification may:

  . reduce the principal of the Debt Security or change its stated maturity;

  . reduce the rate of or change the time for payment of interest on the Debt
    Security;

  . reduce any premium payable on the redemption of the Debt Security or change the time at which the Debt Security may or must be redeemed;

  . change any obligation to pay additional amounts on the Debt Security;

  . impair the holder's right to institute suit for the enforcement of any payment on the Debt Security;

  . impair the holder's right to convert or exchange any Debt Security;

  . reduce the percentage of principal amount of Debt Securities whose holders must consent to an amendment to or supplement of the Indenture;

  . reduce the percentage of principal amount of Debt Securities necessary to waive compliance with some of the provisions of the Indenture; or

  . modify provisions relating to amendment or waiver, except to increase percentages or to provide that other provisions of the Indenture cannot be amended or waived without the consent of each holder affected.

   We may amend or supplement the Indenture or waive any provision of it without the consent of any holders of Debt Securities in various circumstances, including:

  . to provide for the assumption of our obligations under the Indenture and the Debt Securities by a successor;

  . to add covenants that would benefit the holders of any Debt Securities or to surrender any of our rights or powers;

  . to provide for the issuance of additional securities, including Debt
    Securities of a particular series, under the Indenture;

  . to add events of default;

  . to provide any security for or guarantees of any series of Debt
    Securities;

  . to provide for the form or terms of any series of Debt Securities;

  . to appoint a successor trustee or to provide for the administration of the trusts under the Indenture by more than one trustee;

  . to cure any ambiguity, omission, defect or inconsistency that does not adversely affect the interests of the holders of outstanding Debt Securities of any series;

  . to make any change to the extent necessary to permit or facilitate defeasance or discharge of any series of Debt Securities that does not adversely affect the interests of the holders of outstanding Debt Securities of any series; or

  . to make any change that does not affect the rights of any holder.

   The holders of a majority in principal amount of the outstanding Debt Securities may waive our obligations to comply with various covenants, including those relating to:

  . our obligation to secure the Debt Securities in the event of mergers, consolidations and sales of assets;

  . corporate existence; and

  . the restrictions on Liens and Sale/Leaseback Transactions.

Defeasance

   When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. If we deposit with the trustee funds or government securities the maturing principal and interest of which is sufficient to make payments on the Debt Securities of a series on the dates those payments are due and payable, then, at our option, either of the following will occur:

  . "legal defeasance," which means that we will be discharged from our obligations with respect to the Debt Securities of that series; or

  . "covenant defeasance," which means that we will no longer have any obligation to comply with the restrictive covenants under the Indenture and any other restrictive covenants that apply to that series of the Debt Securities, and the related events of default will no longer apply to us.

   If we defease a series of Debt Securities, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for our obligations to pay additional amounts, if any, to provide temporary Debt Securities, to register the transfer or exchange of Debt Securities, to replace stolen, lost or mutilated Debt Securities or to maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

   Unless we inform you otherwise in the prospectus supplement, we will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance, that opinion of counsel must be based upon a ruling from the Internal Revenue Service or a change in law to that effect.

Governing Law

   New York law governs the Indenture and the Debt Securities.

Trustee

   The Indenture contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on property received for those claims, as security or otherwise. The trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

Form, Exchange, Registration and Transfer

   We will issue the Debt Securities in registered form, without interest coupons. We will not charge a service charge for any registration of transfer or exchange of the Debt Securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

   Holders may exchange Debt Securities of any series for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when it is satisfied with the documents of title and identity of the person making the request.

   We have appointed the trustee as security registrar for the Debt Securities. If a prospectus supplement refers to any transfer agents initially designated by us, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

   In the case of any redemption, neither the security registrar nor the transfer agent will be required to register the transfer or exchange of any Debt Security either:

  . during a period beginning 15 business days prior to the mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of that notice; or

  . if we have called the Debt Security for redemption in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part.

Payment and Paying Agents

   Unless we inform you otherwise in a prospectus supplement, payments on the Debt Securities will be made in U.S. dollars at the office of the trustee. At our option, however, we may make payments by check mailed to the holder's registered address or, for global Debt Securities, by wire transfer. Unless we inform you otherwise in a prospectus supplement, we will make interest payments to the person in whose name the Debt Security is registered at the close of business on the record date for the interest payment.

   Unless we inform you otherwise in a prospectus supplement, we will designate the trustee as our paying agent for payments on Debt Securities issued under the Indenture. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

   Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent will pay to us upon written request any money they are holding for payments on the Debt Securities that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Book-Entry Debt Securities

   We may issue the Debt Securities of a series in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the prospectus supplement. We may issue global Debt Securities in either temporary or permanent form. We will describe in the prospectus supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global Debt Security.

                          DESCRIPTION OF CAPITAL STOCK

General

   We are authorized to issue a total of 200,000,000 shares of all classes of stock. Of those authorized shares, 100,000,000 are shares of Common Stock, par value $0.01 per share, 29,648,172 shares of which were outstanding as of February 28, 2001, and 100,000,000 are shares of Preferred Stock, par value $0.01 per share. Of the Preferred Stock, there are 20,000,000 shares designated as Series A Convertible Preferred Stock, of which 19,946,448 shares were outstanding at February 28, 2001, 30,000,000 shares designated as Series B Convertible Preferred Stock, none of which were outstanding, and 1,000,000 shares designated as Series C Preferred Stock, none of which were outstanding.

   The additional shares of our authorized stock available for issuance might be issued at times and under circumstances so as to have a dilutive effect on earnings per share and on the equity ownership of the holders of our Common Stock. The ability of our board of directors to issue additional shares of stock could enhance the board's ability to negotiate on behalf of the shareholders in a takeover situation but could also be used by the board to make a change-in-control more difficult, thereby denying shareholders the potential to sell their shares at a premium and entrenching current management. The following description is a summary of the material provisions of our capital stock. You should refer to our certificate of incorporation and by-laws for additional information.

Common Stock

   As of February 28, 2001, there were approximately 14,577 holders of record. The issued and outstanding shares of Common Stock are validly issued, fully paid and non-assessable. Subject to any preferential rights of any prior ranking class or series of capital stock, including the Preferred Stock, holders of shares of Common Stock are entitled to receive dividends on that stock, payable either in cash, property or shares out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in our assets legally available for distribution to our shareholders in the event of liquidation, dissolution or winding-up. Subject to various exceptions, we will not be able to pay any dividend or make any distribution of assets on shares of our Common Stock until we pay dividends on any shares of Preferred Stock then outstanding with dividend or distribution rights senior to our Common Stock. Dividends on our Series A Convertible Preferred Stock and Series B Convertible Preferred Stock are not cumulative.

   Holders of our Common Stock are entitled to one vote per share on all matters voted on by our shareholders, including the election of directors. Our certificate of incorporation does not provide for cumulative voting for the election of directors, which means that holders of more than one-half of the outstanding shares of our voting securities will be able to elect all of the directors then standing for election and holders of the remaining shares will not be able to elect any director.

   Our board of directors may make rules and regulations concerning the transfer of shares of our Common Stock from time to time, in accordance with our by-laws.

   Holders of our Common Stock will have no conversion, sinking fund or redemption rights.

   Some provisions of the Oklahoma General Corporation Act, our certificate of incorporation and our by-laws may discriminate against holders of a substantial amount of the shares of our Common Stock. Similarly, some provisions of our certificate of incorporation and our by-laws may have the effect of delaying, deferring or preventing a change-in-control with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets.

Shareholder Rights Agreement

   Under Oklahoma law, every corporation may create and issue rights entitling the holders of those rights to purchase from the corporation shares of its capital stock of any class or classes, subject to any provisions in its certificate of incorporation. The price and terms of the shares must be stated in the certificate of incorporation or in a resolution adopted by the board of directors for the creation or issuance of those rights.

   In 1997, we entered into a Shareholder Rights Agreement. As with most shareholder rights agreements, the terms of our Shareholder Rights Agreement are complex and not easily summarized, particularly as they relate to the acquisition of our Common Stock and to exercisability. This summary, which summarizes the material provisions of the Shareholder Rights Agreement, may not contain all of the information that is important to you. Accordingly, you should carefully read our Shareholder Rights Agreement, which has been filed as an exhibit to the registration statement of which this prospectus forms a part.

   Our Shareholder Rights Agreement provides that each share of our Common Stock outstanding as of November 26, 1997 and issued between that date and a date determined pursuant to the Shareholder Rights Agreement, will have one right to purchase one one-hundredth of a share of Preferred Stock, designated as Series C Preferred Stock, attached to it, at a purchase price of $80 per one one-hundredth of a share of Preferred Stock, subject to adjustment, as described below.

   Initially, the rights under our Shareholder Rights Agreement are attached to outstanding certificates representing our Common Stock and no separate certificates representing the rights will be distributed. The rights will separate from our Common Stock and be represented by separate certificates on the earlier of the first date someone acquires beneficial ownership (as defined in the Shareholder Rights Agreement) of 15% or more of our outstanding Common Stock, subject to various exceptions, or approximately 10 days after someone commences or indicates an intent to commence a tender offer or exchange offer for 15% of our Common Stock. The person or group that acquires or indicates an intent to acquire stock as described in the immediately preceding sentence is referred to as an acquiring person.

   Our Shareholder Rights Agreement specifically excludes as an acquiring person, among others:

  . any member of the shareholder group (which consists of Western Resources, Inc., any Western Resources affiliate and any person with whom Western Resources or any of its affiliates is part of a partnership, limited partnership, syndicate or other group of persons acquiring, holding, voting or disposing of any voting securities which would be required under Section 13(d) of the Securities Exchange Act of 1934 to file a statement on Schedule 13D with the Securities and Exchange Commission) but only to the extent of shares of our Common Stock held or acquired by the shareholder group member in accordance with the Shareholder Agreement with Western Resources and provided that this exemption permanently expires when the ownership percentage of Western Resources and its affiliates first falls below 10%, which ownership percentage is determined by calculating the voting power represented by all of our securities beneficially owned by Western Resources and its affiliates after giving effect to the conversion of all convertible securities into shares of our Common Stock or other voting securities; and

  . any transferee who acquires beneficial ownership of shares of our Common
    Stock from the shareholder group pursuant to provisions of the Shareholder Agreement with Western Resources or who acquires beneficial ownership of less than 5% of our Common Stock in a public offering pursuant to the Shareholder Agreement, but only to the extent of shares of our Common Stock acquired in accordance with the terms of the Shareholder Agreement. The transferee will be considered an acquiring person upon the concurrent or subsequent acquisition by that transferee, or its affiliates or associates, of any additional shares of our Common Stock if, after giving effect to the acquisition, and taking into account all shares beneficially owned by the transferee including the shares acquired from the shareholder group, the transferee would be considered an acquiring person but for this summarized provision.

   All shares of our Common Stock issued prior to the date the rights separate from the Common Stock will be issued with the rights attached. The rights are not exercisable until the date the rights separate from the Common Stock. The rights will expire on November 26, 2007, unless we redeem or exchange them at an earlier time or upon the consummation of specified transactions.

   If a person or group becomes an acquiring person, then each right not owned by that acquiring person or its affiliates, associates or transferees, will entitle its holder to purchase, within specified time periods and at the right's then current purchase price, shares of our Common Stock (or, in limited circumstances, one one-hundredths of a share of Preferred Stock) as equals the result obtained by:

  . multiplying the then current purchase price by the then number of one one-hundredths of a share of our preferred stock for which a right was exercisable immediately prior to the first occurrence of a person or group becoming an acquiring person; and

  . dividing that product by 50% of the then current per share market price of our Common Stock on the date of the first occurrence.

   If, after a person or group becomes an acquiring person, and:

  . we are involved in a merger or consolidation with an interested shareholder or with any other person in a case where all holders of our Common Stock are not treated alike; or

  . we sell or transfer more than 50% of our assets or earning power to an interested stockholder or other person or, to any other person in a case where all holders of our Common Stock are not treated alike, each right will entitle the holder to purchase, at the right's then current purchase price, shares of Common Stock of the acquiring company as equal the result obtained by:

  . multiplying the then current purchase price by the number of one one-hundredths of a share of our Preferred Stock for which a right is then exercisable; and

  . dividing the product by 50% of the then current per share market price of the Common Stock of the acquiring company.

   We may, at our option, at any time after any person becomes an acquiring person, exchange all or part of the then outstanding and exercisable rights for our Common Stock (or shares of our other equity securities, including one one-hundredths of a share of Preferred Stock, with equivalent rights and privileges as our Common Stock) at an exchange ratio of one share of our Common Stock per right, subject to adjustment, until the time that any person, together with its affiliates and associates, has become the beneficial owner of 50% or more of our outstanding Common Stock.

   Our board of directors may, at its option, redeem all of the outstanding rights under our Shareholder Rights Agreement prior to the earlier of (1) the time that an acquiring person obtains 15% or more of our outstanding stock or
(2) the final expiration date of the rights. The redemption price under our Shareholder Rights Agreement is $0.01 per right, subject to adjustment. The right to exercise the rights will terminate upon the action of our board ordering the redemption of the rights and the only right of the holders of the rights will be to receive the redemption price.

   Holders of rights will have no rights as our stockholders, including the right to vote or receive dividends, simply by virtue of holding the rights.

   Our Shareholder Rights Agreement contains rights that have anti-takeover effects. The rights may cause substantial dilution to a person or group that attempts to acquire us without conditioning the offer on a substantial number of rights being acquired. Accordingly, the existence of the rights may deter acquirors from making takeover proposals or tender offers. However, the rights are not intended to prevent a takeover, but rather are designed to enhance the ability of our board to negotiate with an acquiror on behalf of all the shareholders. In addition, the rights should not interfere with a proxy contest.

Preferred Stock

   Our board of directors is authorized to issue shares of Preferred Stock, in one or more series or classes, and to fix for each series or class the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or redemption, as are permitted by Oklahoma law and are as stated in the resolution or resolutions adopted by the board providing for the issuance of shares of that series or class.

   One series of Preferred Stock, designated Series A Convertible Preferred Stock, is outstanding. In addition, our board has authorized a series designated as Series B Preferred Stock, and a series designated as Series C Preferred Stock which relates to our Shareholder Rights Agreement. The following is a description of those series.

Convertible Preferred Stock

   Designation and Amount. There are 20,000,000 shares of Series A Convertible Preferred Stock and 30,000,000 shares of Series B Convertible Preferred Stock authorized. All outstanding shares of Series A Convertible Preferred Stock are currently held by Western Resources and its affiliates. There are no currently outstanding shares of Series B Convertible Preferred Stock. The previously outstanding shares of Series B Convertible Preferred Stock were owned by Western Resources and its affiliates. Those shares were reacquired by the Company in accordance with the Shareholder Agreement with Western Resources described below. Shares of Series B Convertible Preferred Stock could be issued in the future to Western Resources or its affiliates as provided in the Shareholder Agreement. Dividends on Series A Convertible Preferred Stock are not cumulative and dividends on Series B Convertible Preferred Stock, if issued, would not be cumulative.

   Rank. With respect to dividend rights and distribution of assets upon liquidation, dissolution or winding up of affairs, the Convertible Preferred Stock ranks senior to shares of our Common Stock, or any class of our equity securities that by its terms is junior to the Convertible Preferred Stock, and will not rank junior with respect to any class or series of Preferred Stock that we may issue, unless the holders of 66 2/3 percent of the outstanding shares of the Convertible Preferred Stock consent to the creation of the class or any security convertible into shares of that class or series. We have agreed not to create, authorize or reclassify any authorized stock into any class of capital stock ranking prior to the Convertible Preferred Stock.

   Dividends. We will pay or declare preferential cash dividends quarterly on each share of Convertible Preferred Stock but those dividends are not cumulative to the extent they are not paid on any dividend payment date. If we do not pay dividends on the Convertible Preferred Stock on the dividend payment date for any dividend period, dividends will not be subsequently paid for that dividend period.

   The dividend amount on each share of Series A Convertible Preferred Stock, with respect to each dividend declared on our Common Stock, will be equal to
1.5 times the dividend amount declared on each share of our Common Stock for that dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. Subsequent to November 26, 2002, the dividend amount on each share of Series A Convertible Preferred Stock will be equal to 1.25 times the dividend amount declared on each share of our Common Stock for that dividend period, as so adjusted. In no event, however, will the aggregate annual dividend amount payable per share of Series A Convertible Preferred Stock be less than $1.80 per share.

   The dividend amount on each share of Series B Convertible Preferred Stock will be equal to 1.25 times the dividend amount declared on each share of our Common Stock for each dividend period, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. In no event, however, will the aggregate annual dividend amount declared on each share of Series B Convertible Preferred Stock prior to November 26, 2002, be less than $1.50 per share and in no event will the aggregate annual dividend amount declared on each share of Series B Convertible Preferred Stock following November 26, 2002, be less than $1.80 per share.

   Liquidation Preference. The liquidation preference per share of Convertible Preferred Stock will be equal to that payable per share of our Common Stock, as adjusted appropriately to reflect any stock split or similar events, assuming the conversion of all outstanding shares of Convertible Preferred Stock immediately prior to the event triggering the liquidation preference, plus any dividends then due with respect to the Convertible Preferred Stock.

   Neither our merger or consolidation into or with one or more other corporations, nor the voluntary sale, conveyance, exchange or transfer of all or substantially all of our property or assets will be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of triggering a liquidation preference, unless that voluntary sale, conveyance, exchange or transfer is in connection with a dissolution or winding up of our business.

   Redemption. We have no right to redeem any shares of Convertible Preferred Stock.

   Conversion Rights. After the occurrence of a regulatory change (which means that either the Public Utility Holding Company Act of 1935 has been repealed, modified, amended or otherwise changed, or Western Resources has received or is entitled to an exemption under the Act or has registered under the Act so that Western Resources may fully and legally exercise its rights under the Shareholder Agreement described below), holders of shares of Convertible Preferred Stock will have the right, at their option, to convert each share into one fully paid and nonassessable share of our Common Stock, as adjusted appropriately to reflect any stock split, stock dividend, reverse stock split, reclassification or any transaction with comparable effect upon our Common Stock. Conversion will, however, be automatic and mandatory upon the transfer of the beneficial ownership of any share of Convertible Preferred Stock to any person other than Western Resources or its affiliates. Mandatory conversion will be at the same rate of exchange as that applicable to an optional conversion.

   We have agreed that we will have at all times reserved and kept available, out of our authorized and unissued stock, shares of our Common Stock in an amount sufficient for the conversion of all shares of Convertible Preferred Stock then outstanding.

   Anti-dilution Provisions. The number of shares of our Common Stock into which each share of Convertible Preferred Stock is convertible, the dividend amount payable on each share of Convertible Preferred Stock, and the liquidation preference attached to each share of Convertible Preferred Stock will be subject to adjustments for stock splits, stock dividends, reverse stock splits, or any transaction with comparable effect upon our Common Stock.

   Voting Rights. Holders of shares of Convertible Preferred Stock will be entitled to vote together with holders of shares of our Common Stock, as a single class, with respect to:

  . any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the amendment by which we opted out of Sections 1145 through 1155 of Title 18 of the Oklahoma Statutes, which relates to control share acquisitions, or would reasonably cause us to become subject to:

  . the control share acquisition statute; or

  . any other provisions that are substantially similar to the control share acquisition statute; and

  . any transaction or series of transactions that, if consummated, would constitute a change-in-control.

   With respect to those matters, each share of Convertible Preferred Stock will carry a number of votes equal to the number of votes carried by the number of shares of our Common Stock issuable upon conversion of one share of Convertible Preferred Stock.

   Holders of Convertible Preferred Stock will not be entitled to vote in any election of directors to our board or on any matter submitted to our shareholders other than the foregoing and other than as required by law.

   Potential Anti-Takeover Effects of the Convertible Preferred Stock. The issuance of our Common Stock into which the Convertible Preferred Stock is convertible or exchangeable, together with the provisions of the Shareholder Agreement that we entered into with Western Resources that are described below, may have anti-takeover implications. The combined effect of these issuances and the Shareholder Agreement may be to discourage or render more difficult a merger, tender offer or proxy contest involving us, or to deter a third party from seeking to acquire control of us.

Series C Preferred Stock

   In connection with our Shareholder Rights Agreement, our board of directors established a series of preferred stock, designated as Series C Preferred Stock. Holders of the Series C Preferred Stock are entitled to receive, in preference to the holders of our Common Stock, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or those other dates as our board of directors deems appropriate, in an amount per share equal to the greater of $1 or subject to adjustment, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends, other than a dividend payable in our Common Stock, payable on our Common Stock. The Series C Preferred Stock dividends are cumulative but do not bear interest. Shares of Series C Preferred Stock are not redeemable. Subject to adjustment, each share of Series C Preferred Stock entitles the holder thereof to 100 votes on all matters submitted to a vote of our shareholders and during a certain dividend default period, holders of the Series C Preferred Stock have other special voting rights. If we liquidate, dissolve or wind up our affairs, holders of Series C Preferred Stock are entitled to priority over the holders of shares of our Common Stock or other junior ranking stock.

   Each holder of our Common Stock has the right to purchase one one-hundredths of a share of Series C Preferred Stock upon the happening of change-in-control and similar transactions as described in the Shareholder Rights Agreement.

Preemptive Rights

   No holder of any shares of any class of our stock has any preemptive or preferential right to acquire or subscribe for any unissued shares of any class of stock or any unauthorized securities, convertible into or carrying any right, option or warrant to subscribe for or acquire shares of any class of stock. Under the Shareholder Agreement, however, the shareholder group has top-up rights to acquire additional shares of our stock in limited circumstances described below.

Shareholder Agreement

   We are party to a Shareholder Agreement with Western Resources. The following description is a summary of the material provisions of our Shareholder Agreement. You should refer to the Shareholder Agreement, a copy of which is filed as an exhibit to the registration statement of which this prospectus is a part, for additional information.

 Standstill

   The Shareholder Agreement provides, among other things, that Western Resources and its affiliates are prohibited from taking various actions, including, without limitation:

  . prior to the occurrence of a regulatory change, the acquisition of our voting securities that would cause the shareholder group to have securities representing more than 9.9% of our total outstanding voting power;

  . at any time, the acquisition of securities that would cause the shareholder group's total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to exceed the maximum ownership percentage, which is a total ownership percentage of 45%, less the voting power represented by all voting securities transferred by the shareholder group during the term of the Shareholder Agreement represented by any shares of Convertible Preferred Stock converted into shares of our Common Stock contemporaneously with the transfer pursuant to the Shareholder Agreement;

  . the deposit of our equity securities in a voting trust or subjecting of those equity similar arrangement or proxy with respect to the voting those equity securities;

  . the commencement of a merger, acquisition or other business combination transaction relating to us; and

  . engagement in any other action, either alone or in concert with others, to seek to control or influence our management, board of directors or policies.

 Top-Up Rights

   In the event that the shareholder group's ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) falls below the maximum ownership percentage, Western Resources has rights to acquire additional equity securities to restore the maximum ownership percentage of the shareholder group to the maximum ownership percentage. Western Resources may exercise those rights:

  . by purchasing our Common Stock in the open market or otherwise (and, to the extent those purchases would cause the shareholder group's voting ownership percentage to exceed 9.9% prior to a regulatory change, exchanging those shares on a share for share basis for Series B Convertible Preferred Stock issued by us);

  . in some events where the reduction in the shareholder group's total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) is caused by a dilutive issuance of our securities, by requiring us to issue to Western Resources at the issue price per share of the dilutive issuance, prior to a regulatory change, additional shares of our Common Stock and, to the extent that issuance would cause the shareholder group's voting ownership percentage to exceed 9.9%, Series B Convertible Preferred Stock sufficient to restore the shareholder group's total ownership percentage (including shares of Common Stock issuable upon conversion of shares of Convertible Preferred Stock or other securities) to the maximum ownership percentage; or

  . in the case of a dilutive issuance that is the result of an acquisition or other business combination transaction, by merger or otherwise, by requiring us to issue to Western Resources shares of our Common Stock sufficient to restore the shareholder group's total ownership percentage to the maximum ownership percentage minus 10%.

 Restrictions on Transfer

   During the term of the Shareholder Agreement, the shareholder group is prohibited, without the prior written consent of a majority of our independent directors, from transferring any of our equity securities except:

  . transfers of equity securities representing voting power of less than 5% provided that the transferee does not have a voting ownership percentage of 5% or more immediately prior to the transfer;

  . in a bona fide underwritten public offering pursuant to the Registration
    Rights Agreement that we entered into with Western Resources;

  . pursuant to a pro rata distribution to Western Resources' shareholders;
    and

  . pursuant to a procedure that permits Western Resources to transfer equity securities representing 5% or more of our voting power, provided that we have been given notice thereof, and have failed, within a specified period of time, to purchase from Western Resources the equity securities proposed to be sold at a cash purchase price share equal to 98.5% of the then current market price for our Common Stock.

   In addition, in the case of a bona fide third party tender offer for securities, Western Resources may tender into that offer a proportionate amount of its equity securities.

 Voting

   During the term of the Shareholder Agreement, Western Resources has agreed to vote, and to cause each of its affiliates to vote, all voting securities that it owns as follows:

  . with respect to the election of directors, Western Resources will vote its voting securities in favor of the election of all candidates for director nominated by our board of directors;

  . with respect to any proposal initiated by any of our shareholders relating to the redemption of the rights issued pursuant to the Shareholder Rights Agreement or any modification of the Shareholder Rights Agreement (other than nonbinding precatory resolutions), Western Resources will, and will cause each member of the shareholder group to, vote all voting securities beneficially owned by Western Resources or any member of the shareholder group in accordance with the recommendation of our board;

  . with respect to transactions constituting a change-in-control or with respect to any proposal relating to the opt-out amendment, Western Resources may vote any or all of the voting securities and Convertible Preferred Stock (which, as described above, has the right in such circumstances to vote together with our Common Stock on a one vote per share basis, as adjusted to reflect any stock split or similar events) held by the shareholder group in its sole discretion;

  . with respect to any proposed amendment to our certificate of incorporation or by-laws that would reasonably have the effect of modifying in any way the opt-out amendment or would reasonably cause us to become subject to the control share acquisition statute or any other provisions that are substantially similar to the control share acquisition statute, Western Resources or any member of the shareholder group has the right to abstain or vote against such amendment; and

  . with respect to all other matters,

    . prior to the occurrence of a regulatory change, Western Resources may vote any voting securities held by the shareholder group in Western Resources' sole discretion; and

    . after the occurrence of a regulatory change, Western Resources may vote in its sole discretion up to 9.9% of our outstanding voting power and Western Resources must vote any other voting securities owned by it in the same proportion as all voting securities voted on the other matter are voted by our other shareholders.

 Board Representation

   Prior to a regulatory change, Western Resources is entitled to designate two members of our Board of Directors. After a regulatory change, subject to transition provisions, Western Resources is entitled to designate up to one-third of our Board of Directors.

 Term; Buy/Sell Option

   The Shareholder Agreement terminates if, among other things:

  . our quarterly dividend on our Common Stock falls below $0.30 per share
    (as adjusted to reflect any stock split or similar events) in any five quarters or we fail to pay the stated quarterly dividend on any series of Convertible Preferred Stock in any five quarters;

  . the shareholder group's total ownership percentage falls below 9.9% at any time; or

  . the shareholder group's total ownership percentage falls below 30% at any time after November 26, 2012, which is the 15th anniversary of the signing of the Shareholder Agreement.

   In addition, on the 15th and each subsequent anniversary of the signing of the Shareholder Agreement, each of Western Resources and us, on behalf of our shareholders, has the right to buy from or sell to the other, by purchase, sale or credible tender offer, as appropriate, all outstanding shares of our capital stock beneficially owned by the selling party (which, in our case, means our shareholders other than Western Resources and the shareholder group). In addition, if at any time after the occurrence of a regulatory change, we believe in good faith that Western Resources' regulatory status as modified by that regulatory change would place an unreasonable restriction on the implementation of strategic business plans, we may immediately initiate our buy/sell rights.

Registration Rights Agreement

   In 1997, we entered into a Registration Rights Agreement that enables Western Resources to require that we register its shares of our Common Stock, including shares of our Common Stock obtained upon conversion of its shares of Convertible Preferred Stock, under the Securities Act. Under the Registration Rights Agreement, Western Resources is entitled, subject to the conditions set forth therein, to:

  . demand registration rights, whereby Western Resources can require us to file a registration statement under the Securities Act registering its shares of our Common Stock; and

  . piggy-back registration rights, whereby Western Resources can require that we include any or all of its shares of our Common Stock in a registration statement that we have proposed to file under the Securities Act.

Oklahoma Law

 Oklahoma Takeover Statute

   We are subject to Section 1090.3 of the Oklahoma General Corporation Act. In general, Section 1090.3 prevents an "interested shareholder" from engaging in a "business combination" with an Oklahoma corporation for three years following the date that person became an interested shareholder, unless:

  . prior to the date that person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

  . upon consummation of the transaction that resulted in the interested shareholder's becoming an interested shareholder, the interested shareholder owns at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of the corporation and stock held by certain employee stock plans; or

  . on or subsequent to the date of the transaction in which that person became an interested shareholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested shareholder.

   Section 1090.3 defines a "business combination" to include:

  . any merger or consolidation involving the corporation and an interested shareholder;

  . any sale, transfer, pledge or other disposition involving an interested shareholder of 10% or more of the assets of the corporation;

  . subject to limited exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to an interested shareholder;

  . any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested shareholder; or

  . the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through the corporation.

   For purposes of Section 1090.3, the term "corporation" also includes our majority-owned subsidiaries. In addition, Section 1090.3, defines an "interested shareholder" as an entity or person beneficially owning 15% or more of our outstanding voting stock and any entity or person affiliated with or controlling or controlled by that entity or person.

 Oklahoma Control Share Act

   Our certificate of incorporation provides that we are not subject to the Oklahoma Control Share Act. With exceptions, this act prevents holders of more than 20% of the voting power of the stock of an Oklahoma corporation from voting their shares. If we were to become subject to the Oklahoma Control Share Act in the future, this provision may delay the time it takes anyone to gain control of us.

Certificate of Incorporation and By-laws

 Exculpation

   Our certificate of incorporation provides that our directors and officers will not be personally liable for monetary damages for any action taken, or any failure to take any action, unless:

  . the director or officer has breached his or her duty of loyalty to the corporation or its shareholders;

  . the breach or failure to perform constitutes an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law;

  . the director served at the time of payment of an unlawful dividend or an unlawful stock purchase or redemption, unless the director was absent at the time the action was taken; or

  . the director or officer derived an improper personal benefit from the transaction.

 Indemnification

   We will generally indemnify any person who was, is, or is threatened to be made, a party to a proceeding by reason of the fact that he or she:

  . is or was our director, officer, employee, or agent; or

  . while our director, officer, employee or agent is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

   Any indemnification of our directors, officers or others pursuant to the foregoing provisions for liabilities arising under the Securities Act of 1933 are, in the opinion of the Securities and Exchange Commission, against public policy as expressed in the Securities Act of 1933 and are unenforceable.

 Shareholder Action; Special Meeting of Shareholders

   Our certificate of incorporation eliminates the ability of our shareholders to act by written consent. Our by-laws provide that special meetings of our shareholders may be called only by a majority of the members of our board of directors.

 Advance Notice Requirements for Shareholder Proposals

   At any meeting of our shareholders, the only business that shall be brought before the meeting is that which is brought:

  . pursuant to our notice of meeting;

  . by or at the discretion of our board of directors; or

  . by any of our shareholders of record at the time the notice is given, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth herein.

   For business to be properly brought before a meeting by a shareholder pursuant to the immediately preceding clause, the shareholder must have given timely notice in writing to our secretary. To be timely as to an annual meeting of shareholders, a shareholder's notice must be received at our principal executive offices not less than 120 calendar days before the date our proxy statement is released to shareholders in connection with the previous year's annual meeting; provided however, that if the date of the meeting is changed by more than 30 days from the date of the previous year's meeting, notice must be received no later than the close of business on the 10th day following the earlier of the day on which notice of the date of the meeting was mailed to shareholders or public disclosure of that date was made. To be timely as to a special meeting of shareholders, a shareholder notice must be received not later than the call of the meeting as provided in our by-laws. The shareholder notice shall set forth as to each matter the shareholder proposes to bring before the meeting:

  . a brief description of and the reasons for proposing the matter at the meeting;

  . the name and address, as they appear on our books, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

  . the class and number of shares that are owned beneficially and of record by the shareholder of record and by the beneficial owner, if any, on whose behalf the proposal is made; and

  . any material interest of the shareholder of record and the beneficial owner, if any, on whose behalf the proposal is made, in the proposal.

   These provisions may impede shareholders' ability to bring matters before an annual meeting of shareholders.

 Higher Vote for Some Business Combinations and Other Actions

   Subject to various exceptions, including acquiring 85% of the outstanding shares less shares owned by related persons in a single transaction, a business combination (including, but not limited to, a merger or consolidation, the sale, lease, exchange, transfer or other distribution of our assets in excess of $5,000,000, various issuances and reclassifications of securities and the adoption of a plan or proposal for liquidation or dissolution) with or upon a proposal by a related person, who is a person that is the direct or indirect beneficial owner of more than 10% of the outstanding voting shares of our stock (subject to various exceptions), and any affiliates of that person, shall require, in addition to any approvals required by law, the approval of the business combination by either:

  . a majority vote of all of the independent directors; or

  . the holders of at least 66 2/3% of the outstanding shares otherwise entitled to vote as a single class with the Common Stock to approve the business combination, excluding any shares owned by the related person.

   In addition, our certificate of incorporation provides that our by-laws may only be adopted, amended or repealed by a majority of the board of directors or by 80% of our shareholders, voting as a class. Our certificate of incorporation also requires the affirmative vote of 80% of our shareholders to amend, repeal or adopt provisions in our certificate of incorporation relating to, among other things:

  . the number of directors and the manner of electing those directors, including the election of directors to newly created directorships;

  . provisions relating to changes in the by-laws;

  . a director's personal liability to us or our shareholders;

  . shareholder ratification of various contracts, transactions and acts; and

  . voting requirements for approval of business combinations.

 Corporate Opportunities

   Our certificate of incorporation provides that, in the absence of fraud, no contract or other transaction will be affected or invalidated by the fact that any of our directors are in any way interested in or connected with any other party to the contract or transaction or are themselves parties to the contract or transaction, provided that the interest is fully disclosed or otherwise known to our board of directors at the meeting of the board at which the contract or transaction is authorized or confirmed, and provided further that a quorum of disinterested directors is present at the meeting of our board of directors authorizing or confirming the contract or transaction and the contract or transaction is approved by a majority of the quorum, and no interested director votes on the contract or transaction. Any contract, transaction or act entered into or taken by us or our board or any committee thereof that is ratified by a majority of a quorum of the shareholders having voting power at any annual meeting, or any special meeting called for that purpose, will be valid and binding as though ratified by all of our shareholders. Any director may vote upon any contract or other transaction between us and any subsidiary corporation without regard to the fact that he is also a director of that subsidiary corporation. No contract or agreement between us and any other corporation or party that owns a majority of our capital stock or any subsidiary of that other corporation shall be made or entered into without the affirmative vote of a majority of the whole board of directors at a regular meeting of the board.

Transfer Agent and Registrar

   The transfer agent and registrar for our Common Stock is First Chicago Trust Company of New York, in Jersey City, New Jersey.

                              PLAN OF DISTRIBUTION

   We may sell the Securities offered under this prospectus through underwriters, agents or dealers or directly to purchasers.

Underwriters

   The applicable prospectus supplement will identify any agents or underwriters and describe their compensation, including underwriting discount. The prospectus supplement will also describe other terms of the offering, including any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered Securities may be listed.

   The distribution of Securities under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to those prevailing market prices or at negotiated prices.

Agents and Direct Sales

   If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by various institutions to purchase offered Securities from us pursuant to contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

  . commercial and savings banks;

  . insurance companies;

  . pension funds;

  . investment companies; and

  . educational and charitable institutions.

   The institutional purchaser's obligations under a contract will be subject only to the condition that the purchase of the offered Securities at the time delivery is allowed by any laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

General Information

   Underwriters, dealers and agents participating in a sale of Securities may be deemed to be underwriters as defined in the Securities Act of 1933, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. We may have agreements with the agents, underwriters and dealers to indemnify them against various civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the agents, underwriters or dealers may be required to make as a result of those civil liabilities.

   Unless we indicate differently in a prospectus supplement, we will not list the Securities on any securities exchange. If we sell a security offered under this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security but is not obligated to do so. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered under this prospectus.

   Agents and underwriters and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiary companies in the ordinary course of business.

                                 LEGAL MATTERS

   The validity of the Securities will be passed upon for ONEOK by Gable & Gotwals, Tulsa, Oklahoma. Any underwriters or agents will be advised about other issues relating to any offering by Jones, Day, Reavis & Pogue, Chicago, Illinois. Jones, Day, Reavis & Pogue will rely on Gable & Gotwals as to matters of Oklahoma law. Jones, Day, Reavis & Pogue from time to time acts as counsel to ONEOK.

                                    EXPERTS

   The consolidated financial statements of ONEOK and its subsidiaries as of December 31, 2000, December 31, 1999 and August 31, 1999, and for the year ended December 31, 2000, the years ended August 31, 1999 and 1998 and the four months ended December 31, 1999 have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP covering the December 31, 2000 consolidated financial statements refers to a change in accounting for energy trading contracts in 2000.

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                                  $400,000,000

[ONEOK LOGO]

                                  ONEOK, INC.

                          7.125% Senior Notes due 2011

                               ----------------

                             PROSPECTUS SUPPLEMENT

                                 April 3, 2001

                               ----------------

                         Banc of America Securities LLC

                         Banc One Capital Markets, Inc.

                          First Union Securities, Inc.

                             ABN AMRO Incorporated

                              Salomon Smith Barney

                         SunTrust Equitable Securities

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